Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 30, 2025

Relating to Preliminary Prospectus dated October 17, 2025

Registration No. 333-290793

This free writing prospectus should be read together with the issuer’s registration statement on Form S-1 (File No. 333-290793) (including the prospectus therein), as amended. The following information supplements and updates the information contained in the registration statement.

Evommune Announces Commencement of Initial Public Offering

Palo Alto, Calif., October 30, 2025 – Evommune, Inc. (“Evommune”), a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases, today announced that on October 17, 2025, it filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the commencement of a proposed initial public offering of its common stock. Evommune is offering 9,375,000 shares of its common stock at an expected initial public offering price between $15.00 and $17.00 per share. In addition, Evommune intends to grant the underwriters a 30-day option to purchase up to an additional 1,406,250 shares of common stock in connection with the proposed public offering. Evommune has applied to list its common stock for trading on the New York Stock Exchange under the symbol “EVMN.”

Evommune has included in the registration statement a bona fide range of the proposed public offering price and the number of shares offered and specific language under Rule 473(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), such that the registration statement is expected to become automatically effective on November 5, 2025 pursuant to Section 8(a) of the Securities Act. Evommune expects to complete the pricing of the proposed public offering on or after such date. In the event that the federal government and the SEC resume normal operations prior to November 5, 2025, Evommune will re-evaluate the use of Section 8(a) in connection with the proposed public offering.

Morgan Stanley, Leerink Partners, Evercore ISI, and Cantor are acting as joint book-running managers for the proposed offering.

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

The proposed offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to the proposed offering may be obtained from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at

syndicate@leerink.com; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com.

About Evommune, Inc.

Evommune, Inc. is a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases. The company’s mission is to improve patients’ daily lives and prevent the long-term effects of uncontrolled inflammation that are a consequence of the limitations of existing therapies. To achieve this, Evommune is advancing a portfolio of differentiated product candidates that target key drivers of chronic inflammation.

Contacts:

Media: Paul Laland Paul.laland@evommune.com	Investors: Sarah McCabe investors@evommune.com

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This registration statement can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/2044725/000119312525242492/d771358ds1a.htm. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the preliminary prospectus if you request it from: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by email at prospectus@morganstanley.com; Leerink Partners LLC, Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, MA 02109, by telephone at (800) 808-7525, ext. 6105, or by email at syndicate@leerink.com; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com.